                                               COMMISSION FILE NUMBER: 001-12099


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 8-A/A

               AMENDMENT NO. 1 TO FORM 8-A FILED AUGUST 22, 1996
               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                       PURSUANT TO SECTION 12(b) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                            THE CENTRIS GROUP, INC.
 ................................................................................
            (Exact name of Registrant as specified in its charter)


                     Delaware                                 33-0097221
 .................................................         ......................
     (State of Incorporation or Organization)              (IRS Employer
                                                            Identification No.)


     650 Town Center Drive, Suite 1600, Costa Mesa, CA             92626
 ......................................................     .....................
       (Address of principal executive offices)                    (Zip Code)


   AMENDMENT TO SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

     Title of each class                    Name of each exchange on which
       so registered                           each class is registered
       -------------                           ------------------------

  Common Stock Purchase Rights                 New York Stock Exchange
  with respect to Common Stock,
  par value $.01 per share


          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                     None
 ................................................................................
                               (Title of Class)
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                INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES.

     Effective as of May 24, 1990, the Registrant and its Rights Agent (presently American Stock Transfer & Trust Company) (the "Rights Agent") entered into a Stockholders Rights Agreement (the "Rights Agreement") which provides that holders of each outstanding share of the Registrant's Common Stock shall be entitled to receive one Right to purchase shares of Registrant's Common Stock (a "Right"). By Application for Registration dated August 22, 1996 on Form 8-A, the Rights were registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 in connection with the Registrant's listing of its securities on the New York Stock Exchange. Prior to that date, the Registrant's Rights had been "listed" on the NASDAQ National Market System and had been registered pursuant to Section 12(g) of the Securities Exchange Act of 1934.

     The Registrant and the Rights Agent have previously amended the Rights Agreement (i) effective as of January 16, 1992 (the "First Amendment"), (ii) effective as of May 24, 1994 (the "Second Amendment"), (iii) effective as of September 28, 1995 (the "Third Amendment"), and (iv) effective as of July 23, 1997 (the "Fourth Amendment").

     Effective as of January 28, 1998, the Registrant and the Rights Agent amended the Rights Agreement (the "Fifth Amendment") to change the term "15% Stockholder" to "10% Stockholder" and to change the term "15% Ownership Date" to "10% Ownership Date" wherever such terms appear in the Rights Agreement, including, but not limited to, the specific use of either of such terms as it appears in the following sections of the Rights Agreement: Section 1(l); Section 1(w); Section 1(x); Section 3(a); Section 3(h); Section 7(d); Section 11(a)(ii);
Section 13(a); Section 23(a); Section 23(b); Section 24(a); Section 24(b);
Section 27(a); and Section 28.

     As a result, the terms "15% Stockholder" and "15% Ownership Date" are also changed to "10% Stockholder" and "10% Ownership Date" wherever such terms appear in Exhibit A (Form of Rights Certificate) and in any other exhibits to the Rights Agreement, as appropriate.

     Attached hereto as Exhibit 1 to this Form 8-A/A is the Fifth Amendment to the Rights Agreement, dated as of January 28, 1998.

     In addition to this Form 8-A/A amending the registration of the Rights pursuant to Section 12(b) of the Securities Exchange Act of 1934, the Registrant has concurrently filed with the Securities and Exchange Commission a Current Report on Form 8-K with respect to this amendment to the Rights Agreement.

                                      -2-
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ITEM 2.   EXHIBITS.

     Exhibit 1: Fifth Amendment to Rights Agreement, dated as of January 28, 1998, by and between The Centris Group, Inc. and American Stock Transfer & Trust Company



                                  SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 5 to Form 8-A to be signed on its behalf by the undersigned, thereunto duly authorized.


                                            THE CENTRIS GROUP, INC.



Date:  February 5, 1998                     By /s/ Jose A. Velasco
                                               ---------------------------------
                                               Jose A. Velasco
                                               Senior Vice President,
                                               Chief Administrative Officer,
                                               Secretary and General Counsel

                                      -3-
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                                 EXHIBIT INDEX



EXHIBIT NUMBER                    DESCRIPTION                             PAGE


   1                    Fifth Amendment to Rights Agreement                5

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